Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report, dated February 12, 2024, which appears in the Annual Report on Form 20-F filed with the U.S. Securities Exchange Commission (“SEC”) on July 30, 2025 relating to the audit of the consolidated balance sheet of Metalpha Technology Holding Limited (the “Company”) as of March 31, 2025, and the related consolidated statements of profit or loss and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2025, and the related notes.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
July 30, 2025	Certified Public Accountants
PCAOB ID: 1171